Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Emily Downing-Baer edowning@unum.com

	INVESTORS	Matt Royal investorrelations@unum.com
Unum Group’s board of directors authorizes
$1 billion share repurchase program

CHATTANOOGA, Tenn., August 26, 2026 – Unum Group (NYSE:UNM) announced today that its board of directors has approved a new share repurchase program authorizing the company to repurchase up to $1 billion of its common stock from time to time beginning on September 1, 2026. The company's current share repurchase program will continue in effect through August 31, 2026, at which time the current program will terminate and all subsequent repurchases will take place under the new program.

The timing and amount of share repurchases under the new program will be determined by management based on its evaluation of market conditions and other considerations. Repurchases may be made in open market transactions at prevailing prices, in privately negotiated transactions (including accelerated share repurchase programs), pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, or by other means in accordance with federal securities laws. The program may be suspended, modified, or terminated by the board at any time.

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FORWARD-LOOKING STATEMENTS
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Unum Group and its subsidiaries. Unum Group’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in Part 1, Item 1A (Risk Factors) of Unum Group’s Annual Report on Form 10-K for the year ended December 31, 2025. The forward-looking statements in this release speak only as of the date of this release, and Unum Group does not undertake to update any particular forward-looking statement included in this release.

ABOUT UNUM GROUP
Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

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